SECONDMENT ADDENDUM

THE UNDERSIGNED:

1.	NXP Semiconductors Germany GmbH, a company registered and incorporated under the laws of Germany having its principal place of business in Hamburg, hereinafter referred to as ‘Employer’;

2.	Kurt Sievers, hereinafter referred to as ‘Employee’;

Hereinafter together referred to as the ‘Parties’.

TAKING INTO CONSIDERATION THAT:

•	Employee is employed by Employer on the basis of the contract of employment of October 23, 2009, as amended from time to time, for an indefinite period of time (the "Employment Contract");

•	Employer is an affiliated company of NXP Semiconductors N.V. and forms part of the NXP group;

•
Employee will be seconded to NXP Semiconductors N.V. (“NXPI”) on a full-time basis as of May 27, 2020, subject to, and for the period of, his appointment as executive director and member of the board of directors and president/chief executive officer of NXPI ("Executive Director and President/CEO") by the annual general meeting of shareholders (“AGM”) of NXPI (the ‘Secondment’);

HAVE AGREED AS FOLLOWS:

1.
The Secondment takes effect on May 27, 2020 on the condition that Employee is appointed as Executive Director and President/CEO of NXPI by the AGM and ends automatically on the date on which Employee ceases to be Executive Director and President/CEO of NXPI, irrespective of the reason thereof. This is to confirm that, as long as Employee is Executive Director and President/CEO of NXPI, his employment relationship with Employer will be governed by the Employment Contract and this Secondment Addendum;

2.	During the Secondment, Employer will make Employee available to NXPI on a full-time basis, to which Employee agrees.

3.
During the Secondment, Employee will be working under maintenance of the Employment Contract, the provisions of which will remain in full force and effect unless explicitly stipulated otherwise in this Secondment Addendum.

4.
Employer will continue to pay Employee’s salary and emoluments and continue to execute all relevant employment terms and conditions included in the Employment Contract during the term of the Secondment. During the Secondment, Employee shall receive a gross annual base salary of EUR 1 million including holiday allowance, to be paid in twelve equal monthly instalments at the end of each calendar month, net of the mandatory and agreed withholdings and deductions. In view of, and subject to Employee’s appointment as Executive Director and President/CEO of NXPI, Employee will be offered a long term incentive equity grant with a total grant value of US$ 3 million. This award is 30% in the form of Restricted Share Units (RSUs) and 70% in the form of Performance Share Units (PSUs) under the NXPI 2019 Omnibus Incentive Plan. The number of shares will be determined using the closing price of NXPI on the NASDAQ on the first trading day after the publication of NXPI’s Q2 quarterly earnings release (“Date of Grant”). Employee will be notified of the official grant and related terms and conditions, and further actions to take in accepting the grant as soon as possible after the Date of Grant. During the Secondment, the salary and emoluments, as well as the terms and conditions of employment of Employee may be adjusted annually by Employer following the review and the instruction of the compensation committee of the board of directors of NXPI. Employee shall be informed in writing of any salary increases awarded to him in this way.

5.
In deviation of clause 3.3. of the Employment Contract, during the Secondment the on-target cash incentive percentage for Employee shall be 150% of the base salary, with the maximum annual incentive opportunity to be equal to 200% of the at target cash incentive opportunity. Every year the compensation committee of the board of directors of NXP shall set the targets to be achieved and the variable remuneration applicable to those targets.

6.
In deviation of the first sentence of clauses 10.4 and 12.3 of the Employment Contract, Employee shall owe to Employer without any demand or other prior notice a non-recurrent penalty of 100,000 euro for each breach of the confidentiality and non-competition obligations set out in the Employment

Contract committed during the term of the Secondment, increased by a recurrent penalty of EUR 10,000 euro per day the breach continues.

7.
As per the date of termination of this Secondment Addendum, Employee shall solely be entitled to the terms and conditions of employment as applicable to Employee pursuant to the Employment Contract immediately prior to the date the Secondment takes effect.

8.
During the Secondment, Employee shall receive international medical coverage, and annually, he will be entitled to receive a physical examination. Expenses relating to the international medical coverage and the annual physical will be paid for by the Employer.

9.
Tax Protection. If Employee is exposed during the Secondment to a total higher income tax payable than he would have paid if he would be exclusively taxable in his home country (i.e. Germany), the excess taxes incurred on his remuneration (excluding his equity income) will be compensated by Employer.
The NXP Group's designated advisor will calculate the possible compensation amount after the filing of the various income tax returns.

10.
During the Secondment, Employer's retirement arrangements remain applicable to Employee, and Employee continues to participate in Employer's pensions plan, to the extent permitted by law and in accordance with the rules of such pension plans. The retirement age remains to be in accordance with local rules and practice of Employer.

11.
The activities of Employee for NXPI will solely exist of his duties as Executive Director and President/CEO of NXPI. At the latest as per May 27, 2020, Employee shall step down from the board of directors (“Vorstand”) of Employer, and withdraw from all other functions within Employer.

12.	Employer will invoice NXPI for the costs resulting from the Secondment. Invoicing details and agreements will be agreed upon between Employer and NXPI.

13.	Employee acknowledges and agrees that if the Secondment terminates, the employment contract between Employee and Employer will also have to be terminated, unless Employer and Employee mutually agree on another suitable position for Employee with Employer.

14.
In deviation of clause 2.5 of the Employment Contract, in the event of termination of the Employment Contract at the initiative of Employer and other than for Cause, simultaneously with the termination of the Secondment Addendum, Employee will be entitled to a fixed gross severance amount of two times the gross annual base salary paid to Employee in the last twelve months (the "Severance Amount"), provided that Employee signs and returns a general release within seven days following the end of the employment. The costs of the notice period (including gross amounts of salary and any other benefits) shall be deducted from the Severance Amount, unless Employee has performed or will perform actual work during the notice period. Any statutory severance entitlements shall be deemed to be included in, or deducted from, the Severance Amount. Clauses 3.4 and 3.4 of the Employment Contract relating to the on-target cash incentive are applicable in the event of termination of the Employment Contract.

15.
In the event of termination for Cause, Employee shall not be entitled to the Severance Amount. For the purpose of this Secondment Addendum and the Employment Contract “Cause” shall be understood to be present in case of (i) a material breach by Employee of his contractual or fiduciary obligations owed to Employer or any of its affiliates (including NXPI) to the detriment of Employer or any of its affiliates or their stakeholders (including employees), which breach is of a nature and severity that renders Employee’s continued employment unbearable for Employer, or (ii) a breach by Employee of the non-compete and/or non-solicitation and/or confidentiality obligations as set out in the Employment Contract, or (iii) other serious culpable behaviour/act or serious culpable failure to act of Employee. Criminal acts committed by Employee against Employer or any of its affiliates (including NXPI) always qualify as Cause.

16.
For the purposes of clause 14 of this Secondment Addendum, "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months.

17.	In deviation of clause 5 of the Employment Contract, Employee will take vacation at his own discretion ensuring company and business requirements accordingly. No vacation will be accrued and no unused vacation time will be rolled over from one year to the next and/or paid out at termination.

18.	This Addendum is governed by German law.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

Executed in twofold on March 5, 2020

/s/ Peter Smitham	/s/ Kurt Sievers
Employer	Employee
By: Peter Smitham	By: Kurt Sievers

Signed by NXPI, solely for the purpose of acknowledgment of the Secondment of Employee to NXPI

/s/ Sir Peter Bonfield	/s/ Peter Smitham
NXP Semiconductors N.V.	NXP Semiconductors N.V.
By: Sir Peter Bonfield	By: Peter Smitham
Chairman of the board of directors	Chairman of the Compensation Committee